Exhibit 99.1

CONTACT:
Polaris Industries
Media Contact:
Marlys Knutson, 763-542-0533
marlys.knutson@polaris.com

Kevin Farr Appointed to Polaris Industries Inc. Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--October 24, 2013--Polaris Industries Inc. (NYSE:PII) today appointed Kevin Farr to the Company’s Board of Directors. Mr. Farr is the Executive Vice President and Chief Financial Officer for Mattel, Inc., the worldwide leader in the design, manufacture and marketing of toys and family products. At Mattel, Mr. Farr is responsible for the finances of a $6.4 billion global business. He also plays integral roles in corporate strategic planning and development, including mergers and acquisitions, as well as corporate communications and government affairs.

“We are excited for Kevin Farr to bring his unique blend of financial acumen, business development and corporate strategy experience to our Board of Directors,” said Polaris Chairman and CEO Scott Wine. “Kevin honed these skills while managing critical elements of Mattel’s global consumer product business, particularly financial operations. He will provide invaluable oversight as we continue to strengthen and grow Polaris as a global brand.”

Prior to his time at Mattel, Mr. Farr worked for 10 years as a senior manager at PricewaterhouseCoopers International.

Mr. Farr is a Certified Public Account and holds a B.S. in Accounting from Michigan State. He also earned an M.B.A. in Finance and Marketing from the prestigious Kellogg Graduate School of Management at Northwestern University. He serves on the Corporate Advisory Board of the Marshall School of Business at the University of Southern California and is active in a number of professional organizations, including the American Institute of CPAs and the California Society of CPAs.

About Polaris®
Polaris is a recognized leader in the powersports industry with annual 2012 sales of $3.2 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and small vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory and Indian motorcycle brands. Additionally, Polaris continues to invest in the global on-road small vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris and KLIM branded apparel and Polaris accessories and parts.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.